EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES 2007 FIRST QUARTER RESULTS
REAFFIRMS GUIDANCE FOR 2007

Edgewood, NY – May 14, 2007 – CPI Aerostructures, Inc. (‘‘CPI Aero’’) (AMEX: CVU) today announced results for the first quarter ended March 31, 2007.

First Quarter 2007 vs. 2006

•	Revenue increased 9% to $5,471,968 from $5,030,193;

•	Gross margin was 25% compared to 19% in the prior year’s first quarter;

•	Income before provision for income taxes was $435,189, compared to income before provision for income taxes of $116,894; and

•	Net income was $268,189, or $0.05 per diluted share, compared to net income of $68,894 or $0.01 per diluted share.

Edward J. Fred, CPI Aero’s President & CEO stated, ‘‘We are pleased with our results for the first quarter of 2007. Not only has our revenue increased by 9% compared to the first quarter of 2006 but, more importantly, our gross margin increased to 25%. This is a 6% improvement over the 19% gross margin in the first quarter last year and 11% higher than the fourth quarter of 2006. The improvement in gross margin confirms that the steps we took in mid 2006 to streamline our operations have been successful.’’

Discussing recent developments and contract awards, Mr. Fred stated, ‘‘Through April 30, 2007, new contract awards were $1.4 million compared to $6.9 million in the same period last year. Included in last year’s award amount is a $5.0 million release on our C-5 TOP contract. Although we are disappointed with this decrease, it is not totally unexpected that we would experience a slow down given the large amount of contract awards we received in the last six months of 2006. We still anticipate a strong award year as we seek to continue to diversify our customer base, and we expect our future revenue mix to reflect a larger proportion of work to be performed in our capacity as a subcontractor to major prime contractors. As of March 31, 2007, we have over $300 million in bids outstanding.’’

Mr. Fred continued, ‘‘We are continuing to develop strong relationships with major prime aerospace manufacturers and have begun to make deliveries on a number of our subcontract awards. We are hopeful that as the primes see the quality of products we deliver they will award us additional subcontract work.’’

Mr. Fred concluded, ‘‘Our results for the first quarter of 2007 were as expected. Our gross margin has begun to return to our historical rate. The overhead reductions taken in mid 2006 and the controls we placed on our suppliers have resulted in a healthier profit picture. Based upon the level of new and pending orders, we are reaffirming our prior 2007 guidance. We anticipate 2007 revenue to be approximately $25 million, with a resulting net income of approximately $2.0 million.’’

CPI Aero News Release	Page 2 May 14, 2007

Conference Call

CPI Aero’s President and CEO, Edward J. Fred, and CFO, Vincent Palazzolo, will host a conference call today, Monday, May 14, 2007 at 11:00 am EDT to discuss first quarter results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 706-679-3079. Please call in 10 minutes before the scheduled time and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.cpiaero.com and click on the ‘‘Investor Relations’’ section, then click on ‘‘Event Calendar’’. Please access the website 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days. We suggest listeners use Microsoft Explorer as their browser.

CPI Aero is engaged in the contract production of structural aircraft parts for the U.S. Air Force, other branches of the armed forces and leading prime defense contractors. In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services. Among the key programs that CPI Aero supplies are the C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet, the E-3 Sentry AWACS jet, UH-60 Black Hawk helicopter, and the MH-60S mine countermeasure helicopter.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2006.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Linda Latman (212) 836-9609
(631) 586-5200	Lena Cati (212) 836-9611
www.cpiaero.com	www.theequitygroup.com

(See Accompanying Tables)

CPI Aero News Release	Page 3 May 14, 2007

CPI AEROSTRUCTURES, INC.
CONDENSED STATEMENTS OF INCOME

	For the Three Months Ended March 31,
	2007	2006
	(Unaudited)
Revenue	$5,471,968	$5,030,193
Income before provision for income taxes	435,189	116,894
Provision for income taxes	167,000	48,000
Net income	$268,189	$68,894
Earnings per common share – basic	$0.05	$0.01
Earnings per common share – diluted	$0.05	$0.01
Shares used in computing earnings per common share:
Basic	5,501,060	5,445,475
Diluted	5,919,262	6,126,967

Balance Sheet Highlights	3/31/07	12/31/06
Cash	$46,747	$38,564
Total current assets	31,942,962	31,006,495
Total assets	33,034,788	32,160,187
Total current liabilities	6,197,814	5,883,991
Working capital	25,745,148	25,122,504
Short-term debt	230,560	392,188
Long-term debt	—	—
Shareholders’ Equity	26,730,419	26,177,655
Total Liabilities and Shareholders’ Equity	$33,034,788	$32,160,187

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